Exhibit 10.1

PATENT LICENSE AND SETTLEMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made, entered into and effective this ____ day of November, 2013 (the “Effective Date”), by and between Single Touch Interactive, Inc. (“SITO”), a Nevada corporation with corporate offices at 2235 Encinitas Boulevard, Suite 210, Encinitas, California 92024, and Zoove Corporation (“Zoove”), a Delaware corporation with corporate offices at 2200 Geng Road, Suite 230, Palo Alto, California 94303.  SITO and Zoove are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, SITO represents that it owns all rights in the SITO Patents (as hereafter defined);

WHEREAS, Zoove represents that it owns all rights in the Zoove Patents (as hereafter defined);

WHEREAS, SITO brought an action against Zoove in the United States District Court for the Northern District of California, No. 4:12-CV-00831-YGR (“the Litigation”);

WHEREAS, the Parties agree that this Agreement shall supersede the Confidential Settlement Communication executed by the Parties on October 22 and 24, 2013; and

WHEREAS, the Parties wish to resolve their dispute pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above promises and mutual covenants hereinafter contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.           As used in this Agreement, the following terms shall have the following meanings:

“ADC” or “abbreviated dial code” means telephone dialing codes having one or more star (*) characters and/or one or more pound (#) characters and one or more alphanumeric characters.

“#ADC” means an ADC having one or more pound (#) characters but no other special characters (such as star (*) characters) and one or more alphanumeric characters.

 “Affiliates” means any company, individual, corporation, partnership, association, or other entity that now or hereafter directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement, and for these purposes “control” shall mean ownership of fifty percent (50%) or more of the controlling shares or other equity interests in a Person or entity.

“Field” means all uses and applications of ADCs.

“Minimum Carrier-Mandated Price” means the lowest price required by a carrier to be charged for a fee or cost.

“SITO-Licensed Technology” means all Zoove products and services falling within the scope of one or more claims or claim elements of the SITO Patents, including all past, present, and future methods, processes, apparatuses, devices, products, web sites, systems, and other products and services.

“Zoove-Licensed Technology” means all SITO products and services falling within the scope of one or more claims or claim elements of the Zoove Patents, including all past, present, and future methods, processes, apparatuses, devices, products, web sites, systems, and other products and services.

“SITO Asserted Patents” means U.S. Patent Nos. 7,813,716 and 8,041,341 and (i) any and all patents and applications claiming priority thereto, and (ii) any and all patents and applications to which either or both of U.S. Patent Nos. 7,813,716 and 8,041,341 claims priority (the “SITO Asserted Priority Applications”), and (iii) any and all patents and applications claiming priority in whole or in part to one or more SITO Asserted Priority Applications.

“Other SITO Patents” means (i) those Patents listed in Exhibit A to this Agreement, (ii) any and all Patents existing or subsequently issuing from any application to which any of the Patents listed in Exhibit A claim priority (collectively, the “Other SITO Priority Applications”); (iii) any and all Patents existing or subsequently issuing from any application (including continuations, divisionals, continuations-in-part, reexaminations, reissues, extensions, and renewals) claiming priority to any of any of the Patents listed in Exhibit A, or which claim priority, directly or indirectly, to any of the Other SITO Priority Applications;  and (iv) any foreign counterparts of any of the foregoing in any jurisdiction of the world.

“SITO Patents” means the SITO Asserted Patents and the Other SITO Patents.

“Zoove Patents” means (i) those Patents listed in Exhibit B to this Agreement, (ii) any and all Patents existing or subsequently issuing from any application to which any of the Patents listed in Exhibit B claim priority (collectively, the “Zoove Priority Applications”);  (iii) any and all Patents existing or subsequently issuing from any application (including continuations, divisionals, continuations-in-part, reexaminations, reissues, extensions, and renewals) claiming priority to any of any of the Patents listed in Exhibit B, or which claim priority, directly or indirectly, to any of the Zoove Priority Applications; and (iv) any foreign counterparts of any of the foregoing in any jurisdiction of the world.

“Patents” means (i) all classes or types of patents, including utility patents, utility models, design patents, invention certificates, reexaminations, reissues, extensions, and renewals, in all jurisdictions of the world; and (ii) all applications (including provisional and nonprovisional applications), continuations, divisionals, continuations-in-part, and rights to inventions for which applications may be filed, for these classes or types of patents in all jurisdictions of the world.

“Period” means a period of ten (10) years from the Effective Date.

“Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization, or other legal or governmental entity.

“Provision” means arranging for commercial operation of a #ADC.

“Third Party” means a Person other than a Party to this Agreement.

ARTICLE II

RELEASES

2.1.           SITO Release of Zoove.  SITO, on behalf of itself and its officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns, hereby forever and irrevocably releases, acquits, and discharges, fully and completely, (i) Zoove, its officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns, and (ii) manufacturers, developers, vendors, or suppliers, or any customer, user, partner (including, without limitation, any telecommunications carriers with which Zoove has a business relationship, hereafter “carrier partners”), contractor, or subcontractor of Zoove in connection with activities involving or arising from a business relationship with Zoove (collectively, the “Zoove Releasees”), in each case from any and all claims, causes of action, actions, debts, demands, covenants, contracts, controversies, agreements, promises, doings, omissions, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, whether in law or equity, based upon, resulting from or arising in connection with any actions, omissions, events, transactions, or matters of or involving any one or more of the Zoove Releasees that have occurred on or before the Effective Date of this Agreement (individually and collectively, the “SITO Claims”).  Each of the foregoing officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns of Zoove is hereby declared an intended Third Party beneficiary of this Agreement and may enforce this Agreement in its own right.  SITO represents and warrants to Zoove that it has not assigned or transferred any of the SITO Claims.

2.2.           Zoove Release of SITO. Zoove, on behalf of itself and its officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns, hereby forever and irrevocably releases, acquits, and discharges, fully and completely, (i) SITO, its officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns, and (ii) manufacturers, developers, vendors, or suppliers, or any customer, user, partner (including, without limitation, any carrier partners), contractor, or subcontractor of SITO in connection with activities involving or arising from a business relationship with SITO (collectively, the “SITO Releasees”), in each case from any and all claims, causes of action, actions, debts, demands, covenants, contracts, controversies, agreements, promises, doings, omissions, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, whether in law or equity, based upon, resulting from or arising in connection with any actions, omissions, events, transactions, or matters of or involving any one or more of the SITO Releasees that have occurred on or before the Effective Date of this Agreement (individually and collectively, the “Zoove Claims”).  Each of the foregoing officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns of SITO is hereby declared an intended Third Party beneficiary of this Agreement and may enforce this Agreement in its own right.  Zoove represents and warrants to SITO that it has not assigned or transferred any of the Zoove Claims.

2.3.           General Releases.  The releases by SITO and Zoove, on behalf of themselves and their respective officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns, in this Agreement include an express, informed, knowing, and voluntary waiver and relinquishment to the fullest extent permitted by law.  In this connection, the Parties acknowledge that they may have sustained damages, losses, costs, or expenses which are presently unknown and unsuspected and that such damages, losses, costs, or expenses as may have been sustained may give rise to additional damages, losses, costs, or expenses in the future.  The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs, and expenses based upon, resulting from or arising in connection with any actions, omissions, events, transactions, or matters of or involving any one or more of the Zoove Releasees or SITO Releasees that have occurred on or before the Effective Date of this Agreement, and the Parties voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases.  Accordingly, SITO and Zoove each, on behalf of themselves and their respective officers, directors, members, employees, agents, representatives, attorneys, predecessors, heirs, successors, and assigns, hereby waive any and all rights under California Civil Code Section 1542 and any other statute or law of similar import or purpose of any other jurisdiction with respect to the releases contained in this Agreement.  California Civil Code Section 1542 reads as follows:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

ARTICLE III

GRANTS AND COVENANTS

3.1.           SITO Licenses to Zoove.

3.1.1.           SITO Asserted Patents. Subject to the payment provided under Article V and the terms and conditions of this Agreement, SITO hereby grants to Zoove a non-exclusive, non-transferable (except as provided for in Section 7.1), royalty-free, fully paid-up, worldwide license, under the SITO Asserted Patents to practice, design, have designed, make, have made, operate, have operated, practice, sell, offer for sale, import, and use, by or on behalf of Zoove, the SITO-Licensed Technology.  SITO does not grant to Zoove the right to grant sublicenses with respect to the SITO Asserted Patents.  No royalties or additional payments of any kind shall be required in order to maintain this Agreement in force.

3.1.2.           Other SITO Patents.  Subject to the payment provided under Article V and the terms and conditions of this Agreement, SITO hereby grants to Zoove a non-exclusive, non-transferable (except as provided for in Section 7.1), royalty-free, fully paid-up, worldwide license, under the Other SITO Patents to practice, design, have designed, make, have made, operate, have operated, practice, sell, offer for sale, import, and use, by or on behalf of Zoove, the SITO-Licensed Technology in the Field for the Period.  SITO does not grant to Zoove the right to grant sublicenses with respect to the Other SITO Patents.  No royalties or additional payments of any kind shall be required in order to maintain this Agreement in force.

3.2.           Zoove License to SITO.  Zoove hereby grants to SITO a non-exclusive, non-transferable (except as provided for in Section 7.1), royalty-free, fully paid-up, worldwide license, under the Zoove Patents to practice, design, have designed, make, have made, operate, have operated, practice, sell, offer for sale, import, and use, by or on behalf of SITO, the Zoove-Licensed Technology in the Field for the Period.  Zoove does not grant to SITO the right to grant further sublicenses with respect to the Zoove Patents.  No royalties or additional payments of any kind shall be required in order to maintain this Agreement in force.

3.3.           No Other Rights.  No rights or licenses are granted under any Patents except as expressly provided herein, whether by implication, estoppel, or otherwise.

3.4.           Provisioning of #ADCs.  For the Period, Zoove will Provision #ADCs pursuant to the terms set forth in Exhibit C hereto.

ARTICLE IV

DISMISSAL OF LITIGATION

4.1.           Within ten (10) court days after the payment of the consideration to SITO under Section 5.1 below, the Parties shall cause their respective counsel to execute and file the stipulated motion substantially in the form set forth in Exhibit D dismissing with prejudice all claims, affirmative defenses, and counterclaims between the Parties in the Litigation and the stipulated motion and memorandum in support substantially in the form set forth in Exhibit E vacating the claim construction order.  The Parties shall promptly proceed with any and all additional procedures needed to dismiss with prejudice the Litigation.  The Parties agree that the settlement of the Litigation is intended solely as a compromise of disputed claims, counterclaims, and defenses.

4.2.           The Parties acknowledge and agree that this Agreement is enforceable according to its terms even though the Litigation and claims are to be finally dismissed with prejudice.

4.3.           The Parties agree that they shall bear their own costs and attorneys’ fees relating to the Litigation and to the negotiation of this Agreement.

4.4.           Zoove acknowledges the validity of U.S. Patent Nos. 7,813,716 and 8,041,341.

ARTICLE V

CONSIDERATION

5.1.           In consideration of the licenses, releases, and covenants granted by SITO and the dismissal by SITO of its claims in the Litigation, Zoove agrees to pay to SITO a total of $750,000, payable by Zoove to SITO in accordance with the following schedule:

Within ten (10) days of execution of this Agreement:  $100,000
First Anniversary of Effective Date:  $200,000
Second Anniversary of Effective Date:  $225,000
Third Anniversary of Effective Date:  $225,000

5.2.           All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to do so by applicable law.

ARTICLE VI

TERM

6.1.           Term.  The term of this Agreement shall commence upon the Effective Date and shall continue for the later of the Period or the expiration of the last-to-expire of the SITO Asserted Patents.  Notwithstanding the above, this Agreement may otherwise only be terminated in whole or in part upon the mutual written agreement of the Parties.

ARTICLE VII

ASSIGNMENT AND CHANGE OF CONTROL

7.1.           Transfers and Assignments.  This Agreement shall be binding on any successors of the Parties.  A Party may assign, delegate, sell, transfer, or otherwise dispose of its rights, privileges, or obligations granted or assumed under this Agreement without the express prior written consent of the other Party in connection with a reorganization, merger, acquisition or sale of all or substantially all of its assets related to the Provisioning or lease or sale of ADCs, including but not limited to any claims related to the Litigation, the SITO-Licensed Technology, or the Zoove-Licensed Technology, provided that the assignee, delegatee, purchaser, or transferee executes an agreement agreeing to be bound by all of the terms and conditions of this Agreement including a requirement to bind all further successors-in-interest or assigns thereof to the terms and conditions of this Agreement.  Any attempted assignment, delegation, sale, transfer, or other disposition in contravention of this Section shall be deemed null and void

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1.           Representations and Warranties.

(a)           SITO represents and warrants that (i) SITO has the full legal authority to enter into this Agreement and perform its duties and obligations outlined in this Agreement; (ii) the execution of this Agreement by SITO and the performance of its obligations hereunder will not violate any agreement, whether written or oral, to which SITO is a party; (iii) the SITO Patents are the only Patents owned or controlled by SITO and/or its Affiliates that relate to ADCs; (iv) SITO has the right to grant releases and licenses with respect to the SITO Patents of the full scope set forth herein without payment of any consideration to any Third Party, (v) to the knowledge of SITO, the SITO Patents are valid and enforceable, (vi) SITO has not assigned or otherwise transferred to any other Person any rights to any causes of action, damages, or other remedies, or any SITO Patents or claims, counterclaims, or defenses, relating to the Litigation, (vii) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms and conditions of this Agreement, and (viii) it shall cause any subsequent owner of the SITO Patents to take the SITO Patents subject to the terms and conditions of this Agreement and to expressly assume the obligations of SITO hereunder.

(b)           Zoove represents and warrants that (i) Zoove has the full legal authority to enter into this Agreement and perform its duties and obligations outlined in this Agreement; (ii) the execution of this Agreement by Zoove and the performance of its obligations hereunder will not violate any agreement, whether written or oral, to which Zoove is a party; (iii) the Zoove Patents are the only Patents owned or controlled by Zoove and/or its Affiliates that relate to ADCs; (iv) Zoove has the right to grant releases and licenses with respect to the Zoove Patents of the full scope set forth herein without payment of any consideration to any Third Party, (v) to the knowledge of Zoove , the Zoove Patents are valid and enforceable, (vi) Zoove has not assigned or otherwise transferred to any other Person any rights to any causes of action, damages, or other remedies, or any Zoove Patents or claims, counterclaims, or defenses, relating to the Litigation, (vii) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms and conditions of this Agreement, and (viii) it shall cause any subsequent owner of the Zoove Patents to take the Zoove Patents subject to the terms and conditions of this Agreement and to expressly assume the obligations of Zoove hereunder.

(c)           Nothing contained in this Agreement shall be construed as:

(i)           a warranty or representation by SITO that any manufacture, sale, use, or other disposition of products by Zoove has been or will be free from infringement of any patents other than the SITO Patents;

(ii)           a warranty or representation by Zoove that any manufacture, sale, use, or other disposition of products by SITO has been or will be free from infringement of any patents other than the Zoove Patents;

(iii)           an agreement by either Party to bring or prosecute actions or suits against Third Parties for infringement, or conferring any right to the other Party to bring or prosecute actions or suits against Third Parties for infringement;

(iv)           conferring any right to the other Party to use in advertising, publicity, or otherwise, any trademark, trade name, or names of a Party, or any contraction, abbreviation, or simulation thereof, without the prior written consent of such Party (except to announce the existence of a settlement between the Parties, as stated in Section 8.5);

(v)           conferring by implication, estoppel, or otherwise, upon the other Party, any right or license, except for the rights and licenses expressly granted hereunder;

(vi)           an obligation to furnish any technical information or know-how;

(vii)           representations or warranties by SITO as to validity of the SITO Patents or of the scope of any of the claims contained therein; or

(viii)           representations or warranties by Zoove as to validity of the Zoove Patents or of the scope of any of the claims contained therein; or

(ix)           any assumption of liability by either Party or its employees resulting from the exercise of this license.

8.2.           DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE.

8.3.           Confidentiality.  From and after the Effective Date, neither Party shall disclose the terms of this Agreement without the prior written consent of the other Party except:

(a)           with the prior written consent of the other Party;

(b)           to any governmental body having jurisdiction and specifically requiring such disclosure;

(c)           in response to a valid subpoena or as otherwise may be required by law;

(d)           for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations;

(e)           to a Party’s accountants, legal counsel, tax advisors, and other financial and legal advisors, subject to obligations of confidentiality and/or privilege;

(f)           as required during the course of litigation and subject to protective order; provided, however, that any production under a protective order shall be protected under an “Attorneys Eyes Only” or higher confidentiality designation;

(g)           in confidence, in connection with a proposed merger, financing, acquisition, or similar transaction; and

(h)           a Party may disclose the terms of this Agreement to customers, users, and Third Party manufacturers, developers, vendors, suppliers, partners (including, without limitation, carrier partners), contractors, and subcontractors only to the extent necessary to exercise its rights under the releases, license grants, and covenants contained herein, but shall redact any other terms, including financial terms;

(i)           provided, however, that prior to any such disclosure pursuant to paragraph (c) hereof, the Party seeking disclosure shall provide written notice and an opportunity to object to the other Party and, that prior to any such disclosure pursuant to paragraphs (c), (g), and/or (h) hereof, take all reasonable actions in an effort to minimize the nature and extent of such disclosure.

8.4.           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:

If to SITO:

c/o
Single Touch Interactive, Inc.
c/o Single Touch Systems, Inc.
100 Town Square Place, Suite 204
Jersey City, NJ 07310
Attention: James Orsini

  If to Zoove:

  c/o
Zoove Corp.
2200 Geng Road, Suite 230
Palo Alto, California  94303
Attention:  Tim Jemison

Such notices shall be deemed to have been served when received by addressee.  Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

8.5.           Publicity.  Neither Party will issue a press release or any other announcement regarding this Agreement or the relationship contemplated herein unless both Parties provide prior consent in writing; except the parties shall issue a joint press release within one (1) calendar day of signing this Agreement.  The Parties shall direct their representatives not to make any disclosures of the terms of this Agreement except as authorized pursuant to Section 8.3.  Notwithstanding the foregoing and Section 8.3, either Party may state that “SITO and Zoove have reached a confidential settlement in this matter.”

8.6.           Non-Agency.  Nothing in this Agreement shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.

8.7.           Governing Law and Jurisdiction.  This Agreement and all matters connected with the performance thereof shall be governed by and will be construed, interpreted, and applied in accordance with the laws of the State of California and the federal laws of the United States as applicable therein, excluding any conflict of law provisions.  The Parties hereby submit to the exclusive jurisdiction of the state and federal courts located in jurisdiction of the United States District Court for the Northern District of California to enforce or interpret this Agreement.

8.8.           Severability.  In the event that any term or provision of this Agreement is deemed illegal, invalid, unenforceable, or void by a final, non-appealable judgment of a court or tribunal of competent jurisdiction under any applicable statute or rule of law, such court or tribunal is authorized to modify such provision to the minimum extent possible to effect the overall intention of the Parties as of the Effective Date of this Agreement.  The Parties agree to negotiate in good faith to try and substitute an enforceable provision for any invalid or unenforceable provision that most nearly achieves the intent of such provisions.

8.9.           Entire Agreement, Amendments, and Waivers.  This Agreement constitutes and contains the entire agreement between the Parties, and supersedes any and all prior negotiations, conversations, correspondence, understandings, and letters respecting the subject matter hereof.  This Agreement may be amended or modified or one or more provisions hereof waived only by a mutual written agreement signed by the Parties.  No delay or omission by any Party in exercising any right or power arising from any default by the other Party shall be construed as a waiver of such default, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by a Party.  No waiver of any breach of any covenant or other condition shall be construed to be a waiver of or consent to any previous or subsequent breach of the same or of any other covenant or condition.

8.10.           Construction; Language.  The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsel’s assistance.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.  As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”  The headings and subheadings contained herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.

8.11.           Counterparts.  This Agreement may be executed in counterparts or duplicate originals, each of which shall be regarded as one and the same instrument, and which shall be the official and governing versions in the interpretation of this Agreement.  This Agreement may be executed by facsimile signatures and such signatures or other digital images of the signatures shall be deemed to bind each Party as if they were original signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed below by their respective duly authorized officers.

SINGLE TOUCH INTERACTIVE, INC.	ZOOVE CORPORATION

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

OTHER SITO PATENTS (As of the Effective Date)

Serial No.	Filing Date	Patent No.	Issue Date	Title	Inventor	Country
60/724,227	10/05/2005			Content Selection and Delivery of Complementary Information	Macaluso	US
60/890,821	02/20/2007			Automatic Provisioning of Abbreviated Dialing Codes	Macaluso	US
60/908,283	03/27/2007			Pushing Coupon Values Using Abbreviated Dialing Codes	Macaluso	US
61/180,716	05/22/2009			Searchable Coupon Values	Macaluso	US
11/413,241	04/28/2006			Content Selection and Delivery of Complementary Information	Macaluso	US
12/034,518	02/20/2008			Automatic Provisioning of Abbreviated Dialing Codes	Macaluso	US
12/057,046	03/27/2008			Pushing Coupon Values	Macaluso	US
12/786,354	05/24/2010			Searchable Coupon Values	Macaluso	US
PCT/US08/54439	02/20/2008			Automatic Provisioning of Abbreviated Dialing Codes	Macaluso	PCT
PCT/US08/58465	03/27/2008			Pushing Coupon Values	Macaluso	PCT
PCT/US10/35952	05/24/2010			Searchable Coupon Values	Macaluso	PCT
2,678,816	02/20/2008			Automatic Provisioning of Abbreviated Dialing Codes	Macaluso	CA
2,678,917	03/27/2008			Pushing Coupon Values	Macaluso	CA

EXHIBIT B

ZOOVE PATENTS (As of the Effective Date)

Serial No.	Filing Date	Patent No.	Issue Date	Title	Inventor	Country
60/367,606	03/26/2002			Wireless data system	Burgess	US
10/400,196	03/26/2003	7,257,391	08/14/2007	Wireless data system	Burgess	US
11/891,853	08/13/2007			System and method for service invocation and response with a communication device	Jemison	US
11/985,576	11/15/2007			System and method for mediating service invocation from a communication device	Jemison.	US
11/999,321	12/05/2007	8,260,267	09/04/2012	Device based telecommunications initiated data fulfillment system	Han	US
13/599,239	08/30/2012			Device based telecommunications initiated data fulfillment system	Han	US
61/811,519	04/12/2013			Abbreviated-dialing code telecommunications with social media integration	Albinson	US
13/942,157	07/15/2013			Abbreviated-dialing code telecommunications with social media integration	Albinson	US
13/943,233	07/16/2013			System and method for service invocation and response with a communication device based on transmitted code content recognition	Hua	US
61/876,964	09/12/2013			Configurable information sharing using abbreviated dial codes	Caffey	US

EXHIBIT C

PROVISIONING CRITERIA

•	Zoove will Provision up to 100 #ADCs codes per year for SITO.
•
Existing #ADCs already Provisioned by SITO may be further Provisioned as provided hereunder; provided, however, any #ADCs previously provisioned by SITO and not further Provisioned in accordance with this Agreement shall not be subject to the terms hereof.

•
Currently, #ADCs will be Provisioned only for call forwarding to interactive voice response.  If Zoove Provisions #ADCs with additional capabilities for customers comparable to SITO or makes #ADCs with additional capabilities generally available, Zoove will make such additional capabilities available to SITO.

•
Zoove shall use best commercial efforts to Provision #ADCs with telecom carriers that Zoove supports at the time of a Provisioning request received from SITO.  Carriers presently supported by Zoove are AT&T, Sprint and T-Mobile on an automatic basis and Verizon Wireless on a manual basis.

•	All Provisioning is subject to carrier approval.
•	All Provisioning is subject to carrier reclamation with 30 days notice to SITO.
•	Newly Provisioned #ADCs must be associated with an active marketing campaign within 30 days or will be subject to carrier reclamation.
•	Annual contracts will be paid on an up-front basis and a per-minute fee will be billed monthly.
•	Provisioning requests currently will require a minimum of 30 days for fulfillment.
•	If a #ADC corresponds to a trademark, SITO must demonstrate that the customer owns the trademark.
•	Zoove shall provide support to SITO consistent with that provided to comparable customers.
•
All fees and costs charged here under by or for Zoove to SITO in any way related to any ADC (including but not limited to any up-front fee or cost and/or any per-minute fee or cost) shall be at a thirty-percent (30%) discount from a Minimum Carrier-Mandated Price for that fee or cost or, if there is no Minimum Carrier-Mandated Price for a fee or cost, then Zoove shall charge SITO for that fee or cost at a thirty-percent (30%) discount from its standard posted pricing then in effect (the “Discount Pricing”).  SITO will adhere to Zoove’s standard terms and conditions for use of ADCs prior to Zoove Provisioning any #ADCs, which terms will require SITO to pay Zoove’s up-front fees at the Discount Pricing and any additional fees that accrue on a per-minute basis at the Discount Pricing within thirty (30) days of those fees accruing.

EXHIBIT D
STIPULATION AND ORDER
IN THE UNITED STATES DISTRICT
COURT FOR THE NORTHERN
DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

POLSINELLI SHUGHART PC
GRAHAM L.W. DAY (No. 186553) (gday@polsinelli.com)
KEITH J. GRADY (No. 46757MO) (kgrady@polsinelli.com)
(Admitted Pro Hac Vice)
100 S. 4th Street, Suite 1000
St. Louis, MO  63102
Tel:   (314) 889-8000
Fax:  (314) 622-6709

Attorneys for Plaintiff and Counter-Defendant
SINGLE TOUCH INTERACTIVE, INC.

KEKER & VAN NEST LLP
STUART L. GASNER - # 164675 (sgasner@kvn.com)
WINSTON LIAW - # 273899 (wliaw@kvn.com)
633 Battery Street
San Francisco, CA 94111-1809
Telephone:                      415 391 5400
Facsimile:                      415 397 7188

BINGHAM MCCUTCHEN LLP
CARLOS PATRICIO MINO # 247022 (carlos.mino@bingham.com)
1117 S. California Avenue
Palo Alto, CA 94304-1106
Telephone:                      650 849 4400
Facsimile:  (650) 849-4800

Attorneys for Defendant and Counter-Plaintiff
ZOOVE CORPORATION

UNITED STATES DISTRICT COURT NORTHERN DISTRICT OF CALIFORNIA OAKLAND DIVISION
SINGLE TOUCH INTERACTIVE, INC., a Nevada corporation, Plaintiff and Counter-defendant, v. ZOOVE CORPORATION, a Delaware corporation, Defendant and Counter-plaintiff.
Case No. 4:12-CV-00831-YGR

SINGLE TOUCH INTERACTIVE, INC.’S AND ZOOVE CORPORATION’S STIPULATED DISMISSAL OF CLAIMS AND COUNTERCLAIMS WITH PREJUDICE

Judge:                  Hon. Yvonne Gonzalez Rogers

Date Filed:                  February 21, 2012

Trial Date:                  None Set

WHEREAS, Plaintiff and Counter-Defendant Single Touch Interactive, Inc. (“SITO”) and Defendant and Counter-Claimant Zoove Corporation (“Zoove”) have entered into a Patent License and Settlement Agreement dated ______;
WHEREAS, Plaintiff and Counter-Defendant SITO seeks to dismiss with prejudice all claims as asserted by SITO against Zoove in this action;
WHEREAS, Defendant and Counter-Claimant Zoove seeks to dismiss with prejudice all counterclaims as asserted by Zoove against SITO in this action;
THEREFORE, Plaintiff and Counter-Defendant Single Touch Interactive, Inc. and Defendant and Counter-Claimant Zoove Corporation, pursuant to Fed. R. Civ. P. 41(a)(2) and (c), hereby stipulate and respectfully request that this action, including all claims and counterclaims, be dismissed in its entirety WITH PREJUDICE, with each party to bear its own costs, expenses, and attorneys’ fees.

Dated: _____________

Respectfully submitted, POLSINELLI SHUGHART PC By: /s/ Keith Grady KEITH GRADY Attorneys for Plaintiff and Counter-Defendant Single Touch Interactive, Inc.	KEKER & VAN NEST LLP By: /s/ Stuart L. Gasner STUART L. GASNER Attorneys for Defendant and Counter-Plaintiff Zoove Corporation

PURSUANT TO STIPULATION, IT IS SO ORDERED.

Dated:

Honorable Yvonne Gonzalez Rogers

United States District Court Judge

CERTIFICATION BY STUART L. GASNER PURSUANT TO GENERAL RULE NO. 45,
SECTION X. RE E-FILING ON BEHALF OF OTHER SIGNATORY

1.           I am a lawyer licensed to practice law in the State of California, and am a partner in the law firm of Keker & Van Nest LLP, counsel for Defendant and Counter-Plaintiff Zoove Corporation.  The statements herein are made on my personal knowledge, and if called as a witness I could and would testify thereto.
2.           The above e-filed document contains another signatory, Keith Grady, who is an ECF User but whose User ID and Password will not be utilized in the electronic filing of the document.  I declare that concurrence has been obtained from the signatories to file this document with the Court. Pursuant to General Rule No. 45, I shall maintain records to support this concurrence for subsequent production for the Court if so ordered, or for inspection upon request by a party until one year after final resolution of the action (including appeal, if any).
3.           I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct on _________, 2013.

/s/ Stuart L. Gasner
Stuart L. Gasner Attorney for Defendant and Counter-Plaintiff ZOOVE CORPORATION

ORDER OF DISMISSAL WITH PREJUDICE

CAME ON THIS DAY for consideration of the Stipulated Motion for Dismissal With Prejudice of all claims asserted between Plaintiff Single Touch Interactive, Inc. and Zoove Corporation in this case, and the Court being of the opinion that said motion should be GRANTED, it is hereby

ORDERED, ADJUDGED AND DECREED that all claims, counterclaims, or causes of action asserted in this suit between Plaintiff Single Touch Interactive, Inc. and Defendant Zoove Corporation , are hereby dismissed with prejudice to the right of the parties to assert in the future any such claims.

It is further ORDERED that all attorneys’ fees and costs are to be borne by the party that incurred them.

SIGNED  this __ day of _____________ 2013.

______________________________________

EXHIBIT E
STIPULATED MOTION AND MEMORANDUM IN SUPPORT
TO VACATE CLAIM CONSTRUCTION ORDER
IN THE UNITED STATES DISTRICT
COURT FOR THE NORTHERN
DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

POLSINELLI LLP
WESLEY D. HURST (No. 127564) (whurst@polsinelli.com)
2049 Century Park East
Suite 2300
Los Angeles, CA  90067
Tel:   (310) 556-1801

POLSINELLI PC
GRAHAM L.W. DAY (No. 186553) (gday@polsinelli.com)
KEITH J. GRADY (No. 46757MO) (kgrady@polsinelli.com)
   (Admitted Pro Hac Vice)
100 S. 4th Street, Suite 1000
St. Louis, MO  63102
Tel:   (314) 889-8000
Fax:  (314) 622-6709

ATTORNEYS FOR PLAINTIFF
SINGLE TOUCH INTERACTIVE, INC.

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA
OAKLAND DIVISION

SINGLE TOUCH INTERACTIVE, INC., a Nevada corporation, Plaintiff, v. ZOOVE CORPORATION, a Delaware corporation, Defendant.	Case No.: 4:12-CV-00831-YGR MEMORANDUM IN SUPPORT OF JOINT MOTION TO VACATE CLAIM CONSTRUCTION ORDER

Case No. 4:12-CV-00831-YGR	Memorandum in Support of Joint Motion to Vacate Claim Construction Order

Plaintiff Single Touch Interactive, Inc. (“Plaintiff”) and Defendant Zoove Corporation (“Defendant”) submit this Memorandum in support of their Joint Motion to Vacate the Claim Construction Order dated July 17, 2013 (Dkt. No. 60) and respectfully show the Court as follows:

INTRODUCTION

Plaintiff and Defendant have executed a Settlement Agreement in this matter.  Pursuant to the terms of the Settlement Agreement, the parties respectfully request that the Court’s Claim Construction Order dated July 17, 2013 (Dkt. No. 60) (“Claim Construction Order”) be vacated.

In the absence of the parties’ Settlement Agreement, there would remain substantial issues to be litigated in this case among the parties.  Notwithstanding the Court’s Claim Construction Order, additional issues would remain to be litigated concerning Plaintiff’s claims for patent infringement.  This includes the issues of the infringement of the patent as well as the patent’s validity as is framed by the parties’ pleadings.

The continued litigation in this case would require substantial additional time, resources and financial investment of the parties as well as significant additional judicial resources of the Court.  And even once one or both of the parties prevail on the issues in this case, the issues determined by the Court, including the Claim Construction Order, would be subject to reconsideration and/or appeal.  As a non-final order, the Claim Construction Order could be reconsidered and revised by the Court or otherwise reviewed de novo and revised on appeal.

Based on the Settlement Agreement, the parties have found a way to resolve all of the claims and counterclaims herein without the necessity of the Court further addressing the non-final Claim Construction Order or any other issues in this case.  By the parties’ practical resolution, additional litigation in this case, including issues of claim construction, need not continue.  Pursuant to the Settlement Agreement, however, neither of the parties will have the opportunity to seek additional review and reconsideration of the Claim Construction Order with this Court and/or on appeal.  The joint motion to vacate, therefore, is a significant factor to parties in the parties’ successful resolution of this litigation.

Case No. 4:12-CV-00831-YGR	2	Memorandum in Support of Joint Motion to Vacate Claim Construction Order

The agreed resolution of this litigation through settlement will conserve significant resources of the parties and this Court, and thereby avoid protracted litigation over issues including the Claim Construction Order, damages, patent validity and infringement, as well as any appellate litigation of such issues.

Upon the entry of an Order on the joint motion to vacate the Claim Construction Order, the parties will execute and file a joint stipulation of dismissal of all claims and counterclaims with prejudice.

AUTHORITY

“[A] district court may vacate its own claim construction order upon settlement.” Cisco Systems, Inc. v. Telcordia Technologies, Inc., 590 F.Supp.2d 828, 830 (E.D. Tex. 2008) (citing Dana v. E.S. Originals, Inc., 342 F.3d 1320, 1328-29 (Fed. Cir. 2003) (Dyk, J., concurring) (discussing the mechanism through which parties can prevent interim decisions in the litigation from having a collateral estoppel effect in future litigations and suggesting the parties move the district court to vacate its earlier decisions as part of a settlement)). See also Lycos, Inc. v. Blockbuster, Inc., C.A. No. 07-11469-MLW, 2010 WL 5437226, at *2 (D. Mass. Dec. 23, 2010) (“[T]he court has the authority to modify claim construction prior to the entry of a final judgment.”) (citing Pressure Prods. Med. Supplies, Inc. v. Greatbatch Ltd., 599 F.3d 1308, 1316 (Fed. Cir. 2010)); United States Gypsum Co. v. Pacific Award Metals, Inc., No. C 04-04941 JSW, 2006 WL 1825705, at *1 (N.D. Cal. July 3, 2006) (“In this case, however, the claims construction order and order granting summary judgment were interlocutory in nature and did not fully adjudicate the rights and claims of the parties.  Thus, they can be vacated at any time prior to final judgment.”) (citing Persistence Software, Inc. v. The Object People, Inc., 200 F.R.D. 626, 627 (N.D. Cal. 2001)).

Case No. 4:12-CV-00831-YGR	3	Memorandum in Support of Joint Motion to Vacate Claim Construction Order

In patent cases, district courts have commonly vacated claim constructions rulings when vacatur is related to a settlement. See, e.g., Persistence Software, 200 F.R.D. 626; United States Gypsum, No. C 04-04941 JSW, 2006 WL 1825705 (vacating a previous claim construction order as part of settlement of case); Cisco Systems, 590 F.Supp.2d 828 (same); Blockbuster, C.A. No. 07-11469-MLW, 2010 WL 5437226 (vacating partial summary judgment and patent claim construction as part of a settlement agreement); Freedom Wireless, Inc. v. Boston Communications Group, Inc., No. VO-00-12234 EFH, 2006 WL 4451477 (D. Mass. Oct. 11, 2006) (same); TriQuint Semiconductor, Inc. v. Avago Technologies Ltd., No. CV 09-1531-PHX-JAT, 2012 WL 1768084 (D. Ariz. May 17, 2012) (vacating all previous orders (other than orders concerning the sealing of documents), including claim construction orders and orders granting partial motions for summary judgment, two months before jury trial as part of settlement).1

Public policy encourages the settlement of private disputes. See Blockbuster, C.A. No. 07-11469-MLW, 2010 WL 5437226, at *3 (“As to the public interest, vacatur in connection with settlement in this case will promote the orderly operation of the federal judicial system.  Courts have granted vacatur based on the public policy encouraging the settlement of private disputes.”) (citing Freedom Wireless, 2006 WL 4451477, at *2).  To the extent that the public interest favors the enforcement of court judgments, a vacatur of the Claim Construction Order does not disrupt the orderly operation of the federal judicial system because claim construction orders are not final. See Cisco Systems, 590 F.Supp.2d at 830 (“Claim construction orders are not final and may be altered by the court prior to, or during, trial....  The fact that a district court’s Markman order is reviewed de novo by the Federal Circuit, resulting in a reversal rate of forty percent according to some studies, cautions parties and the public against excessive reliance on any district court’s construction.”); TriQuint Semiconductor, No. CV 09-1531-PHX-JAT, 2012 WL 1768084, at *3; Greatbatch Ltd., 599 F.3d. at 1316.

1 In U.S. Bancorp Mortgage Co. v. Bonner Mall P’ship, 513 U.S. 18 (1994), the Supreme Court held that courts of appeals could vacate a final judgment in connection with settlement in “exceptional circumstances.” See 513 U.S. at 29. Courts have applied the principles of Bancorp, analyzing the following factors in deciding whether to enter a vacatur: (1) the public interest in the orderly operation of the federal judicial system; (2) the parties’ desire to avoid any potential preclusive effect; (3) the court’s resources that will be expended if the case continues; and (4) the parties’ interest in conserving their resources. Cisco Systems, 590 F. Supp. 2d at 830. Under this analysis, all of these factors would weigh in favor of granting the joint motion to vacate the Claim Construction Order in connection with the parties’ settlement of this case. Yet, where the order that is sought to be vacated is interlocutory in nature, as is the claim construction order here, a less rigid standard applies than with an order vacating a final judgment.  See Persistence Software, 200 F.R.D. at 627.

Case No. 4:12-CV-00831-YGR	4	Memorandum in Support of Joint Motion to Vacate Claim Construction Order

“Further, it is not clear what preclusive effect the court’s Markman order has on other courts.” Cisco Systems, 590 F.Supp.2d at 830 (detailing how some courts apply collateral estoppel with claim constructions, while other “courts have reasoned that settlements and non-appealed claim construction rulings are not final judgments for collateral estoppel purposes.”).  Absent settlement, the issues of claim construction in this matter would be far from final.  Further, because the patents in this suit are not currently asserted in any other cases, there is no concern regarding the impact of this vacatur on other cases.  Accordingly, “[t]he strong public interest in the settlement of this litigation and the conservation of judicial resources outweigh the benefit of the limited collateral estoppel effect of the orders entered to date in this case.” Cisco Systems, 590 F.Supp.2d at 831 (citing Dana, 342 F.3d at 1329).

The parties’ settlement of this litigation will preserve substantial resources of the parties and the Court. Such settlements should be encouraged. Accordingly, the parties respectfully request that the Court grant the joint motion and enter an order vacating the Claim Construction Order dated July 17, 2013 (Dkt. No. 60).

Dated: ____________, 2013	Respectfully submitted, POLSINELLI PC By: Keith J. Grady KETH J. GRADY Attorneys for Plaintiff Single Touch Interactive, Inc.

Case No. 4:12-CV-00831-YGR	5	Memorandum in Support of Joint Motion to Vacate Claim Construction Order

CERTIFICATE OF SERVICE

The undersigned hereby certifies that on _________________, 2013, the foregoing was served via electronic mail and Federal Express to the following:

KEKER & VAN NEST LLP
Stuart L. Gasner
Winston Liaw
633 Battery Street
San Francisco, CA 94111
Tel: (415) 391-5400
sgasner@kvn.com
aramani@kvn.com

BINGHAM MCCUTCHEN LLP
Carlos P. Mino
1117 S. California Avenue
Palo Alto, CA  94304-1106
Telephone:  (650) 849-4400
Facsimile: (650) 849-4800
               carlos.mino@bingham.com
BINGHAM MCCUTCHEN LLP Andrew B. Ellsworth Three Embarcadero Center San Francisco, CA 94111-4067 Telephone: (415) 393-2000 Facsimile: (415) 393-2286 andrew.ellsworth@bingham.com

/s/Keith J. Grady
Keith J. Grad

Case No. 4:12-CV-00831-YGR	6	Memorandum in Support of Joint Motion to Vacate Claim Construction Order